                                                                   EXHIBIT 10.8

Scankracker Shareholders' Agreement, dated as of June 30, 1996, by and between Preem Petroleum AB (formerly OK Petroleum AB), Norsk Hydro AS, and OK Kracker AB

                          KRACKER SHAREHOLDERS AGREEMENT



                                      Among


                                 OK PETROLEUM AB

                                 NORSK HYDRO a.s

                                  OK KRACKER AB

                               Dated June 30, 1986

                                           INDEX

(The Index is not a part of the Shareholders Agreement but is for convenience of reference only.)

                                                                            PAGE
                                                                            ----
PARTIES                                                                       4
RECITALS                                                                      4

PART ONE:    SUBJECT MATTER OF THIS AGREEMENT:                                5
             DEFINITIONS AND RULES OF CONSTRUCTION

          1.1    Subject Matter                                               5
          1.2    Definitions                                                  5
          1.3    Rules of Construction                                        7

PART TWO:    SHAREHOLDINGS, RIGHTS OF SHAREHOLDERS AND                        7
             FINANCIAL OBLIGATIONS

          2.1    Shareholders and Share Percentages                           7
          2.2    Transferability of Shares by Shareholders                    8
          2.3    Certificates for Shares                                      9
          2.4    Shareholders Loans and Accounts Payable to Kracker           9
          2.5    Obligations of Shareholders                                 10

PART THREE:  MANAGEMENT AND CONTROL OF KRACKER                               10

          3.1    Number and Representation of Directors of Kracker           10
          3.2    Officers of the Board                                       10
          3.3    Authority of the Board                                      11
          3.4    Service Agreement with Scanraff                             11
          3.5    Management of Kracker                                       11
          3.6    Executive Committee                                         11
          3.7    Right of Inspection                                         13
          3.8    Swedish Auditors                                            14

PART FOUR:   TECHNICAL AND OTHER SERVICES                                    14

          4.1    Project Review and Shareholders' Services                   14
          4.2    Liability and Indemnity                                     15

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
PART FIVE:   WORKING CAPITAL AND CAPITAL ADDITIONS                           15

          5.1    Working Capital                                             15
          5.2    Expansion and Additions of the Plant                        16
          5.3    Replacement and Renewal of Equipment                        18
          5.4    Investment and Financing Plan                               18

PART SIX:    MISCELLANEOUS                                                   18

          6.1    Dissolution                                                 18
          6.2    Force Majeure                                               19
          6.3    Governing Law                                               20
          6.4    Arbitration                                                 20
          6.5    Term                                                        20
          6.6    Notices                                                     21
          6.7    Severability of Obligations                                 21
          6.8    Beneficiaries                                               22
          6.9    Changes in Writing                                          22

SIGNATURES                                                                   22


                              KRACKER SHAREHOLDERS AGREEMENT

         This is an AGREEMENT dated as of June 30, 1986 among OK Petroleum AB (herein called "OKP"), Norsk Hydro a.s (herein called "Hydro") OKP and Hydro sometimes individually called a "Shareholder" and collectively called the "Shareholders" and OK Kracker AB, (herein called "Kracker").

                                       WITNESSETH:

         WHEREAS, Hydro has acquired 50 per cent of the capital stock of Kracker, the present share capital of which is SEK 175,000,000 from Oljekonsumenternas forbund, ekonomisk forening (herein called "OK");

         WHEREAS, OK has merged substantially all of its assets, i.a. 50 per cent of the capital stock of Kracker, into Svenska Petroleum AB (herein called "SP") in consideration of shares in SP and SP has changed its name to OKP;

         WHEREAS, to the extent that their respective interests may appear herein as well in such additional agreements as may be entered into pursuant hereto, OKP and Hydro desire to cooperate and jointly undertake the operation of Kracker; and

         WHEREAS, OKP, Hydro and Kracker desire to set forth in this Agreement the terms and conditions of their cooperation and joint undertaking with respect to Kracker.

         NOW, THEREFORE, each Shareholder agrees with each other Shareholder and Kracker agrees with all Shareholders as follows:

                                          PART ONE:

                               SUBJECT MATTER OF THIS AGREEMENT:
                              DEFINITION AND RULES OF CONSTRUCTION

         1.1 SUBJECT MATTER. The subject matter of this Agreement is the catalytic cracking unit and associated facilities (herein called the "Plant") owned by Kracker and which include facilities located on the process area (on land owned by Kracker) and equipment, pipelines and tanks, located on Skandinaviska Raffinaderi AB Scanraff (herein called "Scanraff") refinery area on the Lyse Peninsula in Bohuslan, north of Lysekil, Sweden, having a nominal capacity to process 20.000 barrels of feedstock per stream day.

         1.2 DEFINITIONS. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article 1.2 have the meaning herein assigned to them, the capitalized terms defined in the Recitals, Article 1.1 and subsequent Articles by inclusion in quotation marks and parentheses have the meaning so ascribed to them.

         "Affiliate", with respect to any Shareholder, means:

         (i) any other Person which beneficially owns, directly or indirectly, all of such Shareholder's voting stock, or

         (ii) any other Person all of the voting stock of which is beneficially owned, directly or indirectly, either by such Shareholder or by an Affiliate of such Shareholder as defined in the preceding clause (i).

         "Board of Directors" means the Board of Directors of Kracker.

         "By-Laws" means the duly registered By-Laws of Kracker as in effect from time to time.

         "Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization, cooperative, or government or any agency or political subdivision thereof.

         "Processing Agreement" means the Kracker Processing Agreement of even date herewith among OKP, Hydro and Kracker.

         "Processing Rights" means the rights of a Shareholder to process feedstock through the Plant according to the percentage of capacity as provided for in the Processing Agreement.

         "Plant" means the catalytic cracking unit and related facilities owned by Kracker, which is the subject matter of this Agreement as the same may exist from time to time during the term of this Agreement, the Kracker facilities are described in Exhibit A, attached hereto.

         "Secretary" means the Secretary of the Board of Directors of Kracker.

         "Share" means a share of the capital stock of Kracker.

         "Share Percentage" as applied to each Shareholder means that percentage of all the Shares at any time issued and outstanding which is owned by such Shareholder at the time the definition is applied (except that if two (2) or more Shareholders are Affiliates, their respective percentages as foresaid shall be combined, and they shall be treated as a single Shareholder for purposes of this Agreement).

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                                                                             7

     "Shareholders" means, at the time the definition is applied, the owner of one or more issued and outstanding Shares (subject to the definition of Share Percentage).

     1.3 RULES OF CONSTRUCTION. For purposes of this Agreement, unless the context otherwise requires, (i) all terms defined herein include the plural as well as the singular and (ii) reference to any Person include successors of such Person by consolidation and merger, and transferees of all or substantially all of its assets (provided that such successor has duly assumed in writing all such Person's obligations, if any, hereunder). Reference to Parts and Articles are, unless otherwise specificed to Parts and Articles of this Agreement. References to any other agreement or other instrument shall, unless the context otherwise requires, or the definition thereof otherwise specifies, be deemed reference to the same as it may from time to time be changed, amended or extended in accordance with its terms and such other agreement or instrument when referred to shall be deemed to be incorporated herein by reference. Neither the captions to Parts, Articles of Subdivisions thereof, nor the Index shall be deemed to be a part of this Agreement.

                                   PART TWO:

                     SHAREHOLDINGS, RIGHTS OF SHAREHOLDERS

                            AND FINANCIAL OBLIGATIONS

     2.1 SHAREHOLDERS AND SHARE PERCENTAGES. The Shareholders and their Share Percentages are as follows:

OKP:     Fifty percent     (50%)

Hydro:   Fifty percent     (50%)
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                                                                             8

     2.2   TRANSFERABILITY OF SHARES BY SHAREHOLDERS.

           (a) Except as provided for in Article 2.2 (c) no Shareholder may assign, sell or otherwise transfer any Shares held by it or any other interest in or obligation under this Agreement (including Kracker) without the prior written consent of all of the Shareholders, unless such transfer is made to an Affiliate. Transfers to an Affiliate shall be permitted notwithstanding any provision to the contrary in the Kracker By-Laws, and any necessary waiver of an option to purchase the Share shall be deemed to have been given. In respect of transfers contemplated hereunder that require prior written consent, the Shareholders whose consent to the transfer is being sought may consent to the transfer subject to observance of the procedures applicable to transfers as specified in the Kracker By-Laws.

           (b) If shares or any other interest in this Agreement are transferred in accordance with this Article 2.2 paragraph (a), or (c) the transferor shall cause the transferee to agree in writing to assume all of the obligations of the transferor under this Agreement, the Processing Agreement and the Financial Arrangements. In no event shall such transfer relieve the transferor of its obligations under this Agreement, the Processing Agreement or the Financial Arrangements.

           (c) In the event a Shareholder ("Optionor") is declared a bankrupt, the other Shareholder ("Optionee") shall have the first option to purchase the Optionors's Shares ("Option Shares") on the terms set forth in this Article 2.2 (c). The price per Option Share shall be equal to the fair market value of each Option Share, to be determined by arbitration as provided for in Article 7.4, if the parties cannot agree as to the fair market value (the "Purchase Price"). Any Optionee desiring to purchase Option Shares may within 90 days following the bankruptcy give notice to the Optionor and the Secretary that it is instituting arbitration proceedings to determine the Purchase Price. The option shall be exercised as to all of the shares the Optionee is entitled to purchase and shall be made within a 30-day period following the determination of the Purchase Price by giving notice thereof to Optionor and the Secretary. At the end of the option period, the purchasing Optionee shall promptly deliver to the Secretary its certified check payable to Optionor for the full purchase amount for the Shares purchased by it; whereupon the Secretary shall promptly deliver to Optionor that check against receipt of the Certificates for the Option Shares (assigned in blank). Any registration fee for the transfer shall be borne by the Optionee.

     2.3 CERTIFICATES FOR SHARES. An executed counterpart of this Agreement shall be filed with the Secretary, and Kracker shall cause to be placed on the face of each certificate for Shares heretofore or hereafter issued an appropriate legend indicating that ownership thereof is subject to the provisions of this Agreement and specifically Articles 2.2 and 2.5.

     2.4 SHAREHOLDERS' LOANS AND ACCOUNTS PAYABLE TO KRACKER. Subject always to the restrictions imposed by any third party borrowings, any loans made to Kracker by the Shareholders, including specifically loans made pursuant to the terms of Article 5.2 shall be upon such terms and conditions and at such rates of interest as all of the Shareholders may agree. The Shareholders acknowledge the following outstanding loans to Kracker: OKP SEK 125,000,000 and Hydro SEK 125,000,000 and that such loans are subordinated to all third party loans.

     2.5 OBLIGATIONS OF SHAREHOLDERS. Each Shareholder shall always hold its Shares, take action, give its consent or require the Directors nominated by it to vote in such manner that the provisions of this Agreement and the Processing Agreement can be satisfied.


                                  PART THREE:

                        MANAGEMENT AND CONTROL OF KRACKER

     3.1 NUMBER AND REPRESENTATION OF DIRECTORS OF KRACKER (a) The Board of Directors shall at all times be composed of five (5) members elected by the Shareholders, two (2) of whom shall be nominees of OKP and two (2) of whom shall be nominees of Hydro. The fifth member of the Board of Directors shall be the Managing Director of Kracker. In addition, there shall also be four
(4) Deputy Director, two nominated by each of OKP and Hydro. A Deputy Director nominated by a Shareholder may never act for a Director that was nominated by another Shareholder.

           (b) The Board of Directors shall also include such number of Employee Directors and Deputy Employee Directors as may be required from time to time by law.

     3.2 OFFICERS OF THE BOARD. The Officers of the Board shall be the Chairman and the Vice Chairman appointed by the Shareholders. In addition, the Board of Directors shall select a Secretary of the Board (who may also be a Board member but need not be). The Secretary shall be responsible for keeping all records necessary for the orderly administration of the Board of Directors, including the preparation, retention of minutes of meetings, resolutions adopted, agenda and notices. All fees and other expenses otherwise payable by Kracker to Directors or Deputy Directors other than the Managing Director, Employee Director or Deputy Employee Directors, shall be borne by the Shareholder nominating such Directors or Deputy Directors.

     3.3 AUTHORITY OF THE BOARD. The Management and control of Kracker and all aspects of its operations shall be carried out through the Board of Directors and such committees as may be established by the Board of Directors from time to time. No action may be taken by the Board of Directors except by majority vote and provided at least one Director nominated solely by OKP and one Director nominated solely by Hydro agree to such action.

     3.4 SERVICE AGREEMENT WITH SCANRAFF. The Shareholders acknowledge the Service Agreement between Scranraff and Kracker dated as of November 22, 1983 and that Kracker is integrated with and operated by Scanraff in accordance with said agreement. The Excom shall perform its duties as set forth above in compliance with the Service Agreement or such other service agreement as may be entered into. A copy of the present Service Agreement is attached hereto as Exhibit B.

     3.5 MANAGEMENT OF KRACKER. The Shareholders shall grant to the Board of Directors all of the authority and management control over the Plant and its operation which may be permitted under Swedish law.

     3.6 EXECUTIVE COMMITTEE. (a) An Executive Committee (herein called the "Excom") shall be established by the Board of Directors and shall be composed of three (3) members, (hereinafter "Member" or "Members") one (1) to be selected by each Shareholder and the third Member to be the Managing Director of Kracker. In the event that the Excom cannot unanimously agree on a matter, or if the Members are unable to hold a meeting called pursuant to a written notice given as provided herein, the matter so contemplated shall be referred to the Board of Directors. Each Shareholder shall notify the Board of Directors from time to time, in writing, of the person which it has selected to be its Member, together with the name of one alternate who shall have power to act in the absence of its Member and who shall also be a Director or a Deputy Director.

           (b) The responsibalities of the Excom, in addition to any other matter that may be delegated to it, shall be to:

           (i) review and approve any changes of the Service Agreement with Scanraff referred to above;

          (ii) review and approve operating programs and investments, manpower and expense budgets for submission to the Board of Directors;

         (iii)     approve or modify rated capacities of units in the Plant;

          (iv) approve new or modifications to standard yields for feedstocks;

           (v) approve procedures for determining acceptability of grades of feedstocks for processing;

          (vi) approve the manner, frequency and form in which customary operating reports shall be made by Kracker;

         (vii)     approve control accounting systems and procedures;

        (viii) approve appropriation requests for investment expenditures covered by approved capital budget in excess of the Managing Director's authority as may be in effect from time to time;

          (ix) approve additions to or deletions from the Plant product slate and changes in product specification;

           (x) approve procedures and conditions for the transfer of capacity utilization and for economic use of any Plant capacity that is surplus to any Shareholder;

           (xi) approve the appointment, transfer or dismissal of all key personnel other than the Managing Director;

          (xii)    approve insurance programs; and

         (xiii) authorize those technical and other services provided for in Part Four of this Agreement

            (c) Meetings of the Excom shall be held at such times and in such manner as is necessary to properly carry out its responsibilities, and for this purpose may be called by any Member upon two weeks' prior written notice. Matters that are the responsibility of the Excom may be submitted to it by any Member, for consideration and vote without holding a meeting, provided such matter is submitted in writing or by telegram or telex to the other Members.
In such event, the Members may vote by giving written or telegraphic or telex advice of their vote to the Secretary. No action may be taken by the Excom without the affirmative vote of all of its Members appointed by the Shareholders.

            (d) The Excom shall appoint such technical financial, accounting, tax, legal or other subcommittees as it deems appropriate for studies, analysis, and reports on matters pertaining to the Plant and its operation.

     3.7 RIGHT OF INSPECTION. (a) Each Shareholder shall have the right to inspect the Plant from time to time, provided any such inspection does not unreasonably interfere with day-to-day operations.

            (b) Each Shareholder shall have the right to audit, on a periodic basis, Plant operating records and all other Kracker books, accounts and records.

     3.8 SWEDISH AUDITORS. Auditors of Kracker shall be Swedish authorized public accountants or accounting firms. Each Shareholder shall have the right to nominate one (1) Auditor and one (1) Deputy Auditor. The audit shall be sufficient in scope to meet the requirements of all Shareholders.


                                  PART FOUR:

                          TECHNICAL AND OTHER SERVICES

     4.1 PROJECT REVIEW AND SHAREHOLDERS' SERVICES. (a) Each Shareholder shall have the right to review at any time in detail all design, construction and engineering projects associated with or undertaken by Kracker.

           (b) To the extent that technical and other services are available in a Shareholder Kracker shall be obligated to call for these services from such Shareholder in lieu of either (i) setting up facilities within Kracker which significantly duplicate services available from such Shareholder or (ii) contracting for comparable services from others unless it can be demonstrated that Kracker will benefit therefrom.

           (c) To the extent OKP or Hydro shall provide technical and other services requested by Kracker as contemplated herein, OKP or Hydro shall, with the approval of the other Shareholder, which approval shall not be unreasonably withheld, enter into a contract for such services under terms and conditions therein set out.

           4.2 LIABILITY AND INDEMNITY. (a) Except in the case of gross negligence, no Shareholder or its Affiliates, their agents and employees, shall be liable to Kracker for any loss or damage of whatsoever nature sustained by Kracker or for any third party claims (including another Shareholder) arising out of, in connection with or related to the performance by or on behalf of such Shareholder or its Affiliates, their agents and employees, of their obligations under Part Four of this Agreement.

           (b) Kracker shall keep each Shareholder and its Affiliates, their agents and employees, fully indemnified against any claim, demand, action or proceeding brought or instituted against such Shareholder and its Affiliates, their agents and employees, by any third party (including another Shareholder) in connection with the performance by or on behalf of such Shareholder or its Affiliates, their agents and employees, of their obligations under Part Four of this Agreement, except in the case of gross negligence of such Shareholder and its Affiliates, their agents and employees.


                                  PART FIVE:

                     WORKING CAPITAL AND CAPITAL ADDITIONS


           5.1 WORKING CAPITAL. (a) Any deficiency in working capital not provided by the normal processing fees and required by Kracker shall be provided by an increase in or a surcharge on the processing fee unless the Board of Directors shall elect to finance such deficiency by outside short-term borrowings or subordinated loans or by advance processing fees from the Shareholders as may be approved by the Board of Directors from time to time.

         (b) To the extent it can do so, Kracker shall arrange its affairs (including effecting short term borrowings if so authorized) to avoid the need for demands for payments or advances under the Financial Arrangements from a Shareholder.

         5.2 EXPANSION AND ADDITIONS OF THE PLANT. (a) The Shareholders agree in principle to participate on a pro rata basis (in the same percentage as their Processing Rights) in any Plant expansion, alteration, addition or improvement (hereinafter "Modification") which may be required, according to commercial necessity and in the exercise of good business judgment in order to enable the Plant to manufacture and supply on a competitive basis, petroleum products to meet product and quality requirements. In the event the Shareholders agree to a Modification, the Shareholders will make available to Kracker on a pro rata basis (on the same percentage as the Shareholders Processing Rights) the funds necessary for such Modification to the extent such funds are not otherwise provided for. The method of making such funds available shall be agreed upon by the Shareholders at the appropriate time.

         (b) In the event that a Shareholder does not wish to participate in a Modification (the "Non-Participating Shareholder"), then provided (i) The Shareholder in favor of the Modification (the "Participating Shareholder") agree to make available to Kracker all of the funds necessary for such Modification, (ii) such Modification is made in a manner that the Non-Participating Shareholder's Processing Rights is not adversely affected in respect of quantity, quality and cost, by such Modification, (iii) the Non-Participating Shareholder's other rights in respect of Kracker and the Plant, are adjusted to reflect such disproportionate investment, (iv) the consent of the Non-Participating Shareholder is obtained, which consent, taking into account the foregoing conditions, shall not be unreasonably withheld.

If the Modification is capable of being utilized solely by the Participating Shareholder, without affecting the Processing Rights of the Non-Participating Shareholder, then the Non-Participating Shareholder shall have no right to process in or through the Modification or no obligation with respect to the maintenance, repair or operating costs of the Modification and the Modification shall be devoted exclusively to the Participating Shareholder and to the extent necessary the Processing Agreement shall be amended to reflect the Modification and the Participating Shareholder's exclusive right in the same. Unless the Shareholders should agree otherwise, their Share Percentage shall not be affected by the foregoing. If the Non-Participating Shareholder subsequently desires to participate in the Modification, it may do so provided (x) the participation does not adversely affect the Modification or the Participating Shareholder in respect of capacity, quality, cost or completion date, (y) it notifies the Participating Shareholder and Kracker within 90 days after completion of the Modification,
(z) it pays to the Participating Shareholder a pro rated amount (in the same percentage as such Non-Participating Shareholder's Processing Rights) of the funds made available by the Participating Shareholder to Kracker, plus interest thereon calculated on a per annum basis at a rate equal to the official discount rate plus 3.5%, in Sweden during the period between the advancement of funds by the Participating Shareholder and the payment by the Non-Participating Shareholder of this share of the cost of the Modification and it receives the consent of the Participating Shareholder, which consent shall not be unreasonably withheld if the Participating and Non-Participating Shareholder can reach agreement on any matters involved in the Modification that may be required to insure that the Non-Participating Shareholder's subsequent participation is on no more favorable terms than that of the Participating Shareholder.

         5.3 REPLACEMENT AND RENEWAL OF EQUIPMENT. Notwithstanding the provisions of Article 5.2, as long as the Shareholders have an interest in Kracker, they agree to make available to Kracker, in proportion to their Processing Rights such funds as are required from time to time to operate or maintain the Plant in an efficient and safe manner. For the purpose of this
Article 5.3, operation and maintenance means such measures as are necessary to maintain the Plant in working order at basically the same technological level, capacity, yield structure and product slate.

         5.4 INVESTMENT AND FINANCING PLAN. Before the end of each year the Board of Directors shall consider and approve an investment budget and a financing plan covering the following year and, in addition, a tentative five-year investment and financing plan.

                                   PART SIX:

                                 MISCELLANEOUS

         6.1 DISSOLUTION. (a) In the event of liquidation, expropriation, sale or other dissolution of Kracker (hereinafter "Dissolution") for any reason, the assets of Kracker shall be disposed of as and in the order listed below:

         (i) all secured creditors shall be paid in full to the extent that the security is sufficient therefor; and

         (ii) all other creditors shall be paid in full, including any Shareholder's loans; and
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                                                                           19


           (iii) the balance of the assets shall be distributed to the Shareholders in accordance with their Share Percentage at the time of distribution.

           (b)     In the event there has been a modification under section
5.2 (b) but the Share Percentage has not been adjusted on account of such modification, then, as part of the payments contemplated under Article 6.1
(a), each Shareholder shall be entitled to receive as a creditor of Kracker a payment equal to that proportion of the assets less amounts payable under
Article 6.1 (a)(i) and (ii) prior to the application of this Article 6.1 (b), which the value of any portion of the Plant (just prior to Dissolution) attribute to a Modification, if any, made by the particular party, under
Article 5.2 of this Agreement bears to the total value of the Plant just prior to Dissolution.

           (c) Any payment that would otherwise be made to a Shareholder pursuant to Article 6.1 (a)(ii) that is determinable according to the provisions of Article 6.1 (b), shall be reduced by the outstanding balance of any loan made to Kracker, on account of the Modification to which such payment is attributable and paid by Kracker under Article 6.1 (a)(i) or (ii) above.

     6.2 FORCE MAJEURE. No Shareholder shall be obligated to perform any act required to be performed by it hereunder, other than to make payments, when due, when and while and to the extent it is prevented from or hindered in performing such act, due to Acts of God, fire, explosion or other catastrophes, storms, war, blockages, quarantine restrictions, embargoes, strikes or other labor disturbances, total or partial failure or shortage of crude oil production from normal sources or transportation facilities, breakdown of machinery, equipment or plant not caused by the negligence of the party, commandering of raw materials, feedstock, stock-in-process, products, plants of facilities or by any other similar or different acts of civil or military authorities, or by any causes beyond the control of a party, including the act of any Government or instrumentality thereof, whether similar to the causes herein specified or not. In the event that any party is, wholly or in part, so prevented from or hindered in carrying out its obligations hereunder, it shall give written notice by the most expeditious means as soon as possible after the occurrence of the causes relied on, giving full particulars of the reasons for such prevention or hindrance.

     6.3 GOVERNING LAW. Subject to the provisions of Article 7.4, this Agreement shall be governed by and construed in accordance with the laws of Sweden.

     6.4 ARBITRATION. (a) Any controversy, dispute or claim arising out of or related to this Agreement or any contract, minutes of agreement, or other understanding entered into pursuant hereto, in the implementation hereof, or in consideration hereof, shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitration proceedings shall be conducted in the Swedish language and take place in Stockholm, Sweden.

     6.5 TERM. (a) Except as otherwise expressly provided, this Agreement shall become effective (i) on the date Hydro has acquired from OK part of the capital stock of Kracker and (ii) the merger of part OK's assets (including the Shares) into SP has become effective, which ever occurs later, and shall remain in full force and effect until August 11, 2022, but no termination shall affect any rights or liabilities, theretofore accrued hereunder or pursuant hereto.

           (b) No later than August 11, 2020, the Shareholders and Kracker shall in good faith commence negotiations in order to reach a new arrangement concerning their respective interests in Kracker and the Plant. Should the Shareholders and Kracker fail to reach an arrangement as provided above, then the Shareholder shall cause Kracker to be liquidated in a manner contemplated in Section 6.1 of this Agreement.

     6.6 NOTICES. All notices or communications hereunder shall be given by letter sent by mail, telex or telegram and shall be deemed given when the letter is sent by ordinary mail, the telex dispatched or the telegram filed with the telegraph company, postage or charges prepaid, and directed to the party or parties for whom intended at the respective address set forth below in each case until changed by notice given hereunder:

To OKP:

          OK Petroleum AB
          c/o Svenska Petroleum AB
          Box 5602
          S-114 86 STOCKHOLM      Sweden

To Hydro:
          Norsk Hydro a.s
          Bygdoy alle 2
          OSLO 2                  Norway

To Kracker:
          OK Kracker AB
          Box 10007
          S-453 00 LYSEKIL        Sweden

     6.7 SEVERABILITY OF OBLIGATIONS. The obligations of the Shareholders hereunder are not joint but several, and default in performance by any one of such Shareholder shall in no way affect the obligations of any other Shareholder.

     6.8 BENEFICIARIES. This Agreement shall only inure to the benefit of, and may only be enforced by, the parties hereto and shall not, in any event, inure to the benefit of, or be enforceable by, any other Person whatsoever.

     6.9 CHANGES IN WRITING. No modification, variation or amendment of this Agreement, no determination, evaluation, approval, waiver or other action permitted or taken hereunder and no further agreement contemplated hereby shall be of any force unless the same is in writing and has been signed by (i) all the parties in the case of modification, variation or amendment or (ii) the applicable Person in such other cases.

     IN WITNESS WHEREOF, the parties hereto have caused this Kracker Shareholders Agreement to be executed as of the date first above written.


OK PETROLEUM AB                        NORSK HYDRO a.s

By _________________________           By _________________________

Title_______________________           Title ______________________

KRACKER AB

By _________________________

Title_______________________